SUB-TRANSFER AGENT
                          AGREEMENT



  AGREEMENT made as of the 1st day of July,1993 by Fidelity Investments Institutional Operations Company, ("FIIOC"), a division of FMR Corp., and Templeton Funds Trust Company ("Templeton").
             or Fidelity

                          WITNESSETH:


   WHEREAS: Templeton serves as the transfer agent for the Templeton Funds, Inc. Foreign Series (the "Fund"), an open-end, management investment company registered under the Investment
Company Act of 1940, as amended (the "Act"); and


   WHEREAS: Templeton desires that FIIOC serve as subtransfer agent to receive and transmit as agent of Templeton instructions and confirmations regarding the purchase, exchange and redemption of securities of the Fund by the SmithKline Beecham Retirement Savings Plan (the "Plan") for which FIIOC now performs administrative and recordkeeping services;


   NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto hereby agree as follows:


   1. Appointment of FIIOC Procedural Matters: Templeton hereby appoints FIIOC as agent with respect to securities of the Fund purchased and held by the Plan, and FIIOC accepts such appointment, on the terms set forth herein.


      (a) By 7:00 p. m. Eastern Standard Time ("EST") on each day the New York Stock Exchange is open for business (a "Business Day"), Templeton will input (1) the Fund's confirmed net asset value at the close of trading on the New York Stock Exchange (the "Close of Trading"), and (2) the change in the Fund's net asset value from the Close of Trading on the next preceding Business Day (the "Price Information"), into the Fidelity Participant recordkeeping System ("FPRS ") via the remote access price screen that FIIOC has provided TempletoN. FIIOC must receive Price Information each Business Day. If on any Business Day Templeton is unable to calculate such Price Information, they must provide FIIOC with Price Information it deems appropriate for such Business Day.




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         Templeton  agrees to  indemnify  and hold  harmless  FIIOC for any loss incurred by FIIOC due to errors in the calculation of Price Information or its transmission to FPRS. Templeton also agrees to compensate FIIOC for the cost of any adjustments made to Plan participant accounts arising from such Price Information errors. In the event that Fidelity is notified on a timely basis of a loss to the Fund in excess of $25,000 caused by Templeton's incorrect calculation or reporting of the daily net asset value, Fidelity will make a reasonable effort to recover any such loss attributable to the accounts of Plan participants with assets in the Plan as of the date Fidelity is notified of such loss by Templeton. In the event that the loss has affected participants who no longer have assets in the Plan as of the date Fidelity is notified of such loss by Templeton, Fidelity will review with Templeton on a case by case basis, the appropriate action for Fidelity to take (including, with the consent of the Sponsor, furnishing participant information to Templeton) to enable Templeton to recover the loss. Templeton agrees to compensate Fidelity for any processing cost of any adjustments due to this type of error including adjustments to participant tax reporting.


      (b) FIIOC shall, on behalf of Templeton and the Fund, (1) receive from the Plan for acceptance as of the Close of Trading on each Business Day (based upon the Plan's receipt of instructions from participants in the Plan prior to the Closing of Trading on such Business Day):
                  (i) orders for the purchase of shares of the Fund, and
                  (ii) redemption requests and redemption and exchange directions with respect to shares of the Fund held by the Plan ("Instructions"), and (2) upon acceptance of any such Instructions, communicate such acceptance to the Plan.


      (c) By 9:30 a.m. EST each Business Day, FIIOC will provide, via fax, a detailed report of all participant level activity that occurred in the Fund up to 4:00 p. m. EST the prior Business Day. The report will reflect the dollar amount of assets and shares to be invested (net purchases and net exchange purchases), the dollar amount of assets and shares to be withdrawn (net redemptions and net exchange redemptions), as well as the beginning and ending share balance for the Fund.



         FIIOC will fax this report to Templeton each Business Day, regardless of processing activity. If for any reason FIIOC is unable to fax this report, FIIOC will notify Templeton by 9:30 a.m. EST. Templeton is responsible each Business Day, by 10:00 a.m. EST, to notify FIIOC if the report has not yet been received.




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    Templeton  agrees to indemnify and hold harmless  FIIOC for any loss related to discrepancies between the participant balances maintained by FIIOC and the Fund balances maintained by Templeton due to errors caused by Templeton.


  FIIOC agrees to indemnify and hold harmless Templeton for any loss related to balance discrepancies between the participant balances maintained by FIIOC and the Fund balances maintained by Templeton due to errors caused by FIIOC.


         (d) For purposes of wire transfers, FIIOC will not net purchase and redemption activity occurring the same day. The monetary transfers between FIIOC and Templeton will operate as follows:


                   (1) Based upon the cash value of the net exchange redemption and net redemption activity reported each day, Templeton will initiate a wire transfer to FIIOC by 1:00 p. m. each Business Day using the wire instructions below. The investment of exchange proceeds to participant accounts and mailing of participant distribution checks will occur upon receipt of the wire from Templeton.



                  (2) Based upon the cash value of the net purchase and net exchange purchase activity reported to Templeton, FIIOC will initiate a wire to Templeton by 1:00 p.m. each Business Day.
         This wire will be sent according to the wire instructions listed below.


                  (3) FIIOC and Templeton will monitor the receipt of wires on a daily basis. If for any reason a wire is not received, the receiving party is responsible for notifying the sender of this problem by 11:30
         a. m. the next Business Day. If any wire is not received on the Business Day such wire was required to be initiated, the sending party shall compensate the receiving party for the amount of such wire plus prime +2 %.


FIIOC's Wire Transfer Instructions:  Templeton's Wire Instructions:
Bankers Trust Company                Bank Name: First Union-Jacksonville
ABA Number: 021001033                ABA Number: 063-000-021
Account Name: FPRS Depository        Account Number: 217500911738
                Account
Account Number: 00163002            FBO: SmithKline Beecham Retirement Savings
                                         Plan
Plan:                               Attn.:



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         (e) Templeton will be responsible  for notifying FIIOC on x-date of all
         Fund  distributions   (dividends  and  capital  gains).   This  written
         notification will provide FIIOC with the share position in the Fund on x-date and shall include the distribution rate(s), x-date, record date and payable date for any such distribution.


         (f) Templeton will mail to FIIOC transaction confirms for all daily activity in the Fund. FIIOC will perform a trade reconciliation to FPRS to ensure that the Fund assets are in balance. FIIOC will notify Templeton of any material differences between the participant balances and the Fund balances maintained by Templeton within 2 Business Days of confirm receipt. Templeton will also send FIIOC monthly fund statements.


         Templeton will notify FIIOC of any proxy and other corporate actions. If requested, FIIOC will produce reports with the participant balance and address information necessary for any proxy mailing or other corporate actions. FIIOC shall not have any additional responsibilities relative to corporate actions.



         FIIOC assumes no responsibility for any loss incurred due to inaccurate communication of corporate actions or failure to communicate corporate actions by Templeton.

   2. Representations by FIIOC. FIIOC represents that:


         (a) it has full power and authority from the Plan Trustee to enter into and perform this Agreement;


         (b) it is registered as a transfer agent pursuant to Section 17A of the Securities Exchange Act of 1934, as amended (the " 1934 Act");


         (c) the arrangements provided for in this Agreement will be disclosed to the Plan through its representatives; and


         (d) it will promptly notify Templeton in the event that FIIOC is for any reason unable to perform any of its obligations under this Agreement.


         (e) FIIOC will be responsible for any participant level tax reporting as detailed in the Trust Agreement dated April 1,

         1990, between Fidelity Management Trust Company and SmithKline Beecham Corporation.



   3. Representations of Templeton. Templeton represents that:


         (a) it has full power and authority to enter into and perform this Agreement and is duly authorized to appoint FIIOC as Templeton's agent for the Fund;


         (b) it is registered as a transfer agent pursuant to Section 17A of the 1934 Act; and


         (c) it will promptly notify FIIOC in the event that it is for any reason unable to perform any of its obligations under this Agreement.


   4. Verification. Each party hereto shall, as soon as practicable after its receipt of a report, notification or information transmitted by the other party hereto, verify to such other party by telephonic facsimile or other means of electronic transmission its receipt of such transmission, and in the absence of such verification a party to whom a transmission is sent shall not be liable for any failure to act in accordance with such transmission, and the sending party may not claim that such transmission was received by the other. Each party shall notify the other of any errors, omissions or interruptions in, or delay or unavailability of, any such transmission as promptly as possible.


   5. Compensation. For its services under this Agreement, FIIOC shall be entitled to the fees and such other compensation as set forth on Schedule A, attached to this Agreement, as said Schedule may be amended from time to time.


   6. Information Regarding the Plan. FIIOC shall transmit to Templeton or the Fund (or to any agent designated by either of them) such information concerning the Plan and participants in the Plan as shall reasonably be necessary for Templeton to fulfill its obligations under this Agreement and as the Fund shall reasonably conclude is necessary to enable the Fund to comply with applicable state Blue Sky laws.


   7. Prospectus Delivery. Templeton shall be responsible for the timely delivery of Fund prospectuses to Plan participants. FIIOC will provide registration information to assist Templeton in fulfilling its obligation hereunder.

   8. Indemnification. Except as to matters excluded from liability pursuant to this paragraph 8, each of Templeton and FIIOC (an "Indemnitor") shall indemnify and hold harmless the other and its respective officers, directors, partners, trustees, shareholders and agents ("Ii"), against any claims or liabilities suffered by all or any of such Ii to the extent arising out of any act of commission or omission by the Indemnitor relating to this Agreement or the services rendered hereunder, including reasonable legal fees and other out-of pocket costs of defending against any such claim or liability. In providing services pursuant to this Agreement, FIIOC and Templeton shall comply with all applicable Federal and state securities laws and regulations and each party hereto shall fully indemnify the other for any claims or liabilities suffered by such other party, or its partners, employees or agents (including reasonable legal fees and other out-of pocket costs of defending against any such claim or liability), arising from non-compliance by such party with any such laws or regulations.


      In providing the indemnifications set forth in the immediately preceding paragraph, each party hereto agrees to maintain such insurance coverage as shall be reasonably necessary under the circumstances.

   9. Non-Exclusivity. Templeton acknowledges and agrees that FIIOC may enter into agreements similar to this Agreement with organizations other than
Templeton which also serve as transfer agents for mutual funds. FIIOC acknowledges and agrees that nothing contained herein shall prohibit Templeton or any affiliate of Templeton from providing administrative, subaccounting or recordkeeping services to any defined contribution plan or from soliciting any such plan or sponsor thereof to enter into any arrangement with Templeton or any affiliate of Templeton for such services.


   10. Termination of Agreement. This Agreement may be terminated at any time by either party upon ninety days written notice to the other party. Notwithstanding the foregoing, this Agreement shall be terminated immediately upon either (i) a material breach by either party not cured within 30 days after notice from the other, or (ii) upon termination of services from either party to the Plan. The provisions of paragraph 8 and this paragraph 10 shall survive any termination of this Agreement.

   11. Notices. Unless otherwise specified, all notices and other communications hereunder shall be in writing and shall be hand delivered or mailed by certified mail to the other party at the following address or such other address as each party may give notice to the other:





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If to Templeton:

700 Central Avenue
St. Petersburg, FL 33701
Attn.: Secretary

If to FIIOC:


82 Devonshire Street
Boston, MA 02109
Attn.: Jacqueline McCarthy, A8B


         12. Amendment. Assignment and Other Matters. This Agreement may not be amended except by a writing signed by the party against which enforcement is sought. This Agreement shall not be assigned by either party without the written consent of the other party. This Agreement may be executed in several counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. The headings in this Agreement are for reference only and shall not affect the interpretation or construction of this Agreement. This Agreement contains the entire agreement of the parties as to the subject matter hereof and supersedes any prior agreements, written or oral. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof.


IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


TEMPLETON FUNDS                                FIDELITY INVESTMENTS
TRUST COMPANY                                  INSTITUTIONAL OPERATIONS COMPANY

By:/s/THOMAS M. MISTELE                        By:/s/ JAMES M. MCKINNEY
Name: Thomas M. Mistele                        Name:  James M. McKinney
Title:  Secretary                              Title:  Sr. Vice President

                        SCHEDULE "A"


For services identified in the attached Agreement, Templeton will pay to FIIOC
 .15% per annum of the amount invested in the Templeton Funds, Inc. Foreign Series (the "Fund"). This fee will be paid quarterly based on the average daily net assets in the Fund.